Exhibit 10.27.1

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is made as of March 31, 2005, by and between CERBERUS-PLASMA HOLDINGS LLC, a Delaware limited liability company (“Cerberus”), AMPERSAND 2001 LIMITED PARTNERSHIP, a Delaware limited partnership (“Ampersand” and together with Cerberus, the “Managers”), TALECRIS BIOTHERAPEUTICS HOLDINGS CORP., a Delaware corporation (“Holdco”) and TALECRIS BIOTHERAPEUTICS, INC., a Delaware corporation (“Newco” and together with Holdco, the “Companies”).

WHEREAS, the Companies from time to time desire to retain and avail themselves of the Managers for certain services, and the Managers desire to perform for the Companies and their affiliates certain services.

WHEREAS, the Managers, by and through their officers, employees, agents and affiliates, have developed, in connection with the conduct of their businesses and affairs, expertise in the fields of management, finance and strategic planning.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties do hereby agree as follows:

1.                                       Term.  This Agreement shall remain in effect until the earliest to occur of the following: (i) the Companies and the Managers terminate this Agreement by mutual written agreement, (ii) Cerberus, through one or more of its affiliates, ceases to control directly or indirectly, in the aggregate, more than 30% of the voting equity interests of Holdco, or (iii) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holdco and its subsidiaries, taken as a whole, or Newco and its subsidiaries, taken as a whole, whether in one transaction or a series of related transactions.

2.                                       Appointment.  The Companies hereby retain the Managers to render management and consulting services to the Companies (or to such affiliates of the Companies as the Companies may request) during the term as herein contemplated.

3.                                       Services.  (a)  The Managers, by and through such of their officers, employees, agents and affiliates as the Managers, in their sole respective discretion, shall designate from time to time, agree to perform or cause to be performed management and consulting services (the “Management Services”), including:

(i)                           providing an outside perspective, planning and assistance on operational matters and merger, acquisition and divestiture opportunities the Companies may wish to explore;

(ii)                        leveraging the Managers’ network of relationships and portfolio companies;

(iii)                     facilitating and advising the Companies with respect to access to capital and capital markets transactions;

(iv)                    assisting the Companies’ management with the strategic planning process;

(v)                       offering perspective and assistance with investor relations and corporate communications;

(vi)                    structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Companies; and

(vii)                 such other management, finance, marketing, operational and strategic planning, and corporate development services as the Companies and the Managers may from time to time agree.

(b)                                 The Managers shall use their commercially reasonable efforts to discharge the Management Services promptly when called upon to do so by the Companies. The Managers shall be required to devote as much time as the Managers shall, in their discretion, deem necessary to complete such Management Services. The Managers shall render such Management Services at such locations as may be mutually agreed upon by the parties from time to time.

4.                                       Fees and Expenses.

(a)                                  In consideration of the Management Services, the Companies, jointly and severally, to the extent permitted by loan or credit agreements to which any of the Companies is a party (the “Credit Agreements”), shall pay in cash, quarterly on each February 15, May 15, August 15 and November 15, a management fee (the “Fee”) to the Managers (which Fee shall be divided between Cerberus and Ampersand in accordance with Section 4(d)), based on the consolidated net sales, after reduction for discounts, allowances and rebates (“Net Sales”), of Holdco. In the event, and during any period, that any Credit Agreement prohibits the payment of all or any portion of the Fee, the Fee shall accrue and be paid in accordance with Section 4(c). The payment on each May 15, August 15 and November 15 in any fiscal year will be 0.5% of the Net Sales during the quarter ended immediately prior to such date of payment as reflected in the unaudited quarterly financial statements of Holdco for such quarter prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The payment on each February 15 of any fiscal year will be (1) 0.5% of the Net Sales during the fiscal year ended immediately prior to such date of payment as reflected in the audited financial statements of Holdco for that fiscal year prepared in accordance with GAAP, less (2) the aggregate payments in respect of the first three quarters in such fiscal year. The Fee shall begin to accrue on April 1, 2005 with the first quarterly payment to be made on August 15, 2005. Installments of the Fee for any period of less than a full three months shall be prorated on the basis of the actual number of days in such period.

(b)                                 The Companies shall reimburse the Managers directly for all reasonable out-of-pocket costs and expenses incurred in connection with services rendered hereunder. Such costs and expenses shall be reimbursed promptly by the Companies upon submission of customary expense reports. Such expenses shall include, among other things, fees and disbursements of counsel, accountants, consultants, and other professionals; compensation and benefits paid to members of the Cerberus Executive Operations team, to the extent allocated to matters involving the Companies based on time expended by such members (but excluding such amounts to the extent borne or paid directly by the Companies); travel expenses; word processing charges; courier, messenger and duplicating services; facsimile expenses; and other customary expenditures.

(c)                                  In the event, and during any period, that any Credit Agreement prohibits the payment of all or any portion of the Fee payable in respect of any quarter pursuant to clause (a) above, or all or any portion of the Managers’ out-of-pocket costs and expenses required to be reimbursed pursuant to clause (b) above, such fees or out-of-pocket cost or expense, or portion thereof, that are not permitted to be paid shall accrue and be paid at such time as the payment thereof is no longer so prohibited, together with interest thereon from the time otherwise payable to the date paid, at 10% per annum, compounded annually.

(d)                                 The Fee shall be divided 80% to Cerberus and 20% to Ampersand.

5.                                       Independent Contractor.  The Managers and the Companies agree that the Managers shall perform their services hereunder as independent contractors, retaining control over and responsibility for their own respective operations and personnel. Neither the Managers, nor their directors, officers or employees, shall be considered employees or agents of the Companies solely as a result of this Agreement nor shall any of them have authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Companies solely as a result of this Agreement, except as expressly agreed to in writing by the Companies.

6.                                       Liability.  Neither the Managers nor any of their affiliates, partners, employees or agents shall be liable (whether directly or indirectly, in contract, tort or otherwise) to the Companies or their affiliates, or any of the lenders, shareholders, employees, directors, security holders or creditors of the Companies or any of their affiliates for any loss, claim, liability, cost, damage or expense directly or indirectly arising out of the engagement of the Managers pursuant to, or in connection with the performance of services contemplated by, this Agreement or the rendering of any other advice or performance of any other services by the Managers for the Companies or any of their affiliates except to the extent that any such loss, claim, liability, cost, damage or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the Managers’s gross negligence or willful misconduct.

7.                                       Indemnity.  The Companies and their affiliates shall defend, indemnify and hold harmless the Managers, and their affiliates, partners, employees, agents, directors, officers and controlling persons (collectively, the “Indemnified Parties”) from and against any and all loss, liability, damage or expense, joint or several, arising from any claim (a “Claim”) by any person with respect to, or in any way related to, the services (including, without limitation, the engagement of the Managers pursuant to this Agreement and the performance by the Managers of services pursuant to this Agreement) contemplated by this Agreement (including, without limitation, attorneys’ fees and disbursements) resulting from any act or omission by the Indemnified Parties. The Companies and their affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Companies and/or their affiliates and the Indemnified Parties. The Companies and their affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought in which the Indemnified Parties may be impleaded with others upon any Claim upon any matter, directly or indirectly, related to or arising out of the Agreement or the performance hereof by the Indemnified Parties, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Indemnified Parties, then the Managers shall reimburse the Companies and their affiliates for the costs of defense and other costs incurred by the Companies and their affiliates in proportion to such Indemnified Party’s culpability as proven.

8.                                       Representations and Warranties.  Each of the Companies represent and warrant to the Managers that: (i) each Company has taken all action necessary to permit it to execute and deliver this Agreement and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof; (ii) this Agreement and each such other document and instrument, when duly executed and delivered by each Company, will constitute a valid and binding obligation of such Company, enforceable against it in accordance with its terms; and (iii) neither Company is required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any third party or governmental authority in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

9.                                       Notices.  All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

If to Holdco or Newco:

Talecris Biotherapeutics Inc.

79 T.W. Alexander Drive

4101 Research Commons, Suite 300

Research Triangle Park, NC 27709

Attention:        Chief Executive Officer

If to Cerberus:

Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, NY  10171

Fax:  (212) 891-1540

Attention:        General Counsel

with a copy (which shall not constitute notice to Cerberus) to:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA  90067-1725

Fax:      (310) 712-8800

Attention:        Alison S. Ressler

If to Ampersand:

Ampersand Ventures

55 William Street, Suite 240

Wellesley, MA  02481

Fax:  (781) 239-0824

Attention:        Richard A. Charpie

with a copy (which shall not constitute notice to Ampersand) to:

Latham & Watkins LLP

555 11th Street, N.W.

Suite 1000

Washington, D.C. 20004

Fax:  (202) 637-2201

Attention:        Raymond B. Grochowski

10.                                 Miscellaneous.

10A.                       Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of each of the Managers and the Companies.

10B.                         Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10C.                         Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10D.                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

10E.                          Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

10F.                          Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this

Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

10G.                         Governing Law.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

10H.                        Jurisdiction.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address provided pursuant to Section 9, such service to become effective 10 days after such mailing.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement on the date first written above.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:	/s/ LAWRENCE D. STERN
Name:	Lawrence D. Stern
Title:

TALECRIS BIOTHERAPEUTICS, INC.

By:	/s/ LAWRENCE D. STERN
Name:	Lawrence D. Stern
Title:

CERBERUS-PLASMA HOLDINGS LLC

By:	/s/ STEVEN F. MAYER
Name:	Steven F. Mayer
Title:

AMPERSAND VENTURE MANAGEMENT TRUST

By:	Ampersand Venture Management 2003 LLC, Trustee

By:	/s/ Richard A. Charpie
Richard A. Charpie, Sole Member